Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO RIGHTS AGREEMENT (the “Amendment”), dated as of August 28, 2019 (the “Effective Date”), amends that certain Rights Agreement, dated as of September 20, 2011, as previously amended by that certain Amendment No. 1 to Rights Agreement, dated as of September 19, 2016 (collectively, the “Rights Agreement”) between Catalyst Pharmaceuticals, Inc. (f/k/a Catalyst Pharmaceutical Partners, Inc.), a Delaware corporation (the “Company”) and Continental Stock Transfer and Trust Company (the “Rights Agent”). Capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed to such terms in the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, for so long as the Rights remain redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provisions of the Rights Agreement in any respect; and

WHEREAS, the Rights remain redeemable and the Company wishes to amend certain provisions of the Rights Agreement, as more particularly set forth in this Amendment.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.	Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

a.	Section 7(a)(i) of the Rights Agreement is hereby amended to change the referenced expiration date in said subsection from “September 20, 2019” to “September 20, 2022.”

b.

In Exhibit C to the Rights Agreement, the reference in Section 4 to the expiration date of the Rights that is presently enumerated as “September 20, 2019” is hereby amended to change the expiration date of the Rights to “September 20, 2022”.

2.

Full Force and Effect. Except as expressly amended in this Amendment, the Rights Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof.

3.

Certification. This Section 3 of the Amendment constitutes, for purposes of Section 27 of the Rights Agreement, a certificate from an authorized officer of the Company that (i) this Amendment is in compliance with the terms of Section 27 of the Rights Agreement, (ii) the Rights remain redeemable at the date of this Amendment, and (iii) this Amendment does not adversely affects the rights, duties or obligations of the Rights Agent under the Rights Agreement, and (iv) directs the Rights Agent to execute this Amendment.

4.

Governing Law. This Amendment shall be governed by the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

5.

Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

CATALYST PHARMACEUTICALS, INC.

By:	/s/ Patrick J. McEnany
Patrick J. McEnany
Chairman, President and CEO

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY

By:	/s/ Margaret B. Lloyd
Name:	Margaret B. Lloyd
Title:	VP

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